Exhibit 99.1

The Bon-Ton Stores, Inc. Names Michael Culhane as Chief Financial Officer

YORK, PA—January 3, 2018 — The Bon-Ton Stores, Inc. (OTCQX: BONT) today announced the appointment of Michael Culhane to the position of Executive Vice President, Chief Financial Officer of the Company, effective immediately. Mr. Culhane will be responsible for Accounting, Treasury, Tax, Credit, Investor Relations, Legal and Internal Audit.  He succeeds Nancy Walsh, who is leaving the Company effective as of January 22, 2018, to take a position at another company.

Mr. Culhane brings more than 30 years of finance and accounting experience and a deep knowledge of the retail industry to Bon-Ton, having held several roles at retail companies throughout his career, including as Chief Financial Officer.  He was most recently President and Co-founder of TMAG, Inc., providing CFO consulting services.  Prior to TMAG, Inc., he served as Chief Financial Officer at Hudson’s Bay Company and has also held various executive roles with Lord & Taylor and May Department Store Group.  Mr. Culhane has a B.B.A. in Accounting from the University of Wisconsin-Madison.

Commenting on Mr. Culhane’s appointment, Bill Tracy, President and Chief Executive Officer, said, “We are very pleased to welcome Mike to our executive leadership team. We look forward to leveraging his extensive financial expertise and significant department store retail experience as we continue to execute on our initiatives to drive improved performance and strengthen our financial position. We are confident he will be an asset to our team as we continue to engage with our debt holders in our efforts to establish a sustainable capital structure for the Company.”

Mr. Tracy continued, “On behalf of the entire Board and management team, I want to thank Nancy for her service and many contributions as CFO over the past two years. We wish her all the best in her future endeavors.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 260 stores, which includes nine furniture galleries and four clearance centers, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves. For further information, please visit http://investors.bonton.com.

CONTACT:

Christine Hojnacki

414-347-5329

Christine.hojnacki@bonton.com

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